United States

Securities and Exchange Commission

Washington, DC 20549

FORM 8 -K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 2, 2007
INDEPENDENCE HOLDING COMPANY (Exact name of registrant as specified in its charter)
Delaware	010306	58-1407235
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

96 Cummings Point Road, Stamford, CT 06902
(Address of Principal Executive Offices) (Zip Code)
(203) 358-8000
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

On January 2, 2007, Independence Holding Company (the “Company”) entered into an Amended and Restated Employment Agreement with Mr. Jeffrey C. Smedsrud, in connection with the acquisition of CA Marketing and Management Services, LLC by the Company, effective as of January 1, 2007. The agreement provides for an initial term of three years, but will automatically be renewed for successive periods of one year unless either the Company or Mr. Smedsrud provides notice to the other, at least 30 days in advance of the agreement’s termination, that it will not be so renewed. Under the terms of the agreement, Mr.

Smedsrud’s base salary is $320,000 per year. Furthermore, Mr. Smedsrud is eligible to receive an annual cash bonus, in amount to be determined at the discretion of the Company’s Chief Executive Officer and the Compensation Committee of the Board of Directors of the Company. In addition, the Company will pay to Mr. Smedsrud $22,500 per year for the business-related use of certain Arizona real property owned by Mr. Smedsrud, annual dues and incidental expenses for business purposes at Bearpath Country Club not to exceed $15,000 per year, and an auto allowance for business related car use not to exceed $10,000 annually.

Under the terms of the agreement, if Mr. Smedsrud is terminated “without cause”, as defined in the agreement, he is entitled to receive severance pay equal to his base salary for a period of time equal to the greater of (i) the remaining balance of the initial term of the agreement or (ii) one year. Such severance pay is subject to certain terms and conditions, including Mr. Smedsrud’s adherence to the non-compete and non-disclosure provisions of the agreement.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INDEPENDENCE HOLDING COMPANY.

Dated:	January 8, 2007

		By:	/s/ Adam C. Vandervoort
			Name: Title:	Adam C. Vandervoort Vice President, General Counsel and Secretary

3